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                                                                     Exhibit 2.1



                                  AGREEMENT AND

                                 PLAN OF MERGER

                                  BY AND AMONG

                          INVERESK RESEARCH GROUP, INC.

                          TANGO ACQUISITION CORPORATION

                           PHARMARESEARCH CORPORATION

                                       AND

                     WILLIAM BLAIR CAPITAL PARTNERS V, L.P.

                         as Stockholders' Representative

                            Dated as of July 29, 2003
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                                TABLE OF CONTENTS

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1.       The Merger..............................................................................       1

         1.1.     The Merger.....................................................................       1

         1.2.     Effective Time.................................................................       2

         1.3.     Closing........................................................................       2

         1.4.     Effects of the Merger..........................................................       2

         1.5.     Certificate of Incorporation, By-Laws and Officers and Directors of the
                  Surviving Corporation..........................................................       2

         1.6.     Further Assurances.............................................................       2

2.       Conversion of Shares....................................................................       2

         2.1.     Conversion of Capital Stock....................................................       2

         2.2.     Closing Statement Procedures...................................................       5

         2.3.     Closing Transactions...........................................................       7

         2.4.     Payment for Certificates.......................................................       8

3.       Representations and Warranties of the Company...........................................       9

         3.1.     Organization...................................................................       9

         3.2.     Capitalization.................................................................      10

         3.3.     Authority......................................................................      11

         3.4.     No Conflicts; Governmental Requirements........................................      11

         3.5.     Subsidiaries...................................................................      11

         3.6.     Books and Records..............................................................      12

         3.7.     Financial Statements...........................................................      12

         3.8.     Absence of Undisclosed Liabilities; Off-Balance Sheet Financing; Funded
                  Indebtedness...................................................................      13

         3.9.     Operations and Obligations.....................................................      13

         3.10.    Properties.....................................................................      13

         3.11.    Accounts Receivable............................................................      14

         3.12.    Contracts......................................................................      14

         3.13.    Significant Customers; Backlog.................................................      16

         3.14.    Litigation.....................................................................      17

         3.15.    Compliance with Law; Authorizations............................................      17

         3.16.    Intellectual Property; Software................................................      17

         3.17.    Tax Matters....................................................................      18

         3.18.    Employee Benefit Plans; ERISA..................................................      20

                                      (i)
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
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         3.19.    Employee Compensation..........................................................      22

         3.20.    Employees and Labor Controversies..............................................      22

         3.21.    Environmental Laws.............................................................      23

         3.22.    Insurance......................................................................      24

         3.23.    Bank Accounts, Letters of Credit and Powers of Attorney........................      24

         3.24.    Transactions with Affiliates...................................................      24

         3.25.    Vote Required..................................................................      24

         3.26.    Consent Solicitation; Merger Materials.........................................      24

         3.27.    No Adverse Development.........................................................      24

         3.28.    Brokers........................................................................      25

4.       Representations and Warranties of Inveresk and Acquisition..............................      25

         4.1.     Organization...................................................................      25

         4.2.     Corporate Authority............................................................      25

         4.3.     No Conflicts; Governmental Requirements........................................      25

         4.4.     Litigation.....................................................................      26

         4.5.     Brokers........................................................................      26

5.       Covenants and Additional Agreements.....................................................      26

         5.1.     Access to Books and Records....................................................      26

         5.2.     Certain Accruals...............................................................      26

6.       Survival; Indemnification; Tax Matters..................................................      26

         6.1.     Survival.......................................................................      26

         6.2.     Indemnification of Inveresk and Related Parties................................      26

         6.3.     Indemnification of Selling Parties.............................................      28

         6.4.     Notice of Claims...............................................................      29

         6.5.     Defense of Third Party Claims..................................................      29

         6.6.     Dispute Resolution: Negotiation and Arbitration................................      30

         6.7.     Exclusivity of Remedy..........................................................      30

         6.8.     Post Closing Tax Matters.......................................................      30

7.       Fees and Expenses.......................................................................      33

         7.1.     Expenses.......................................................................      33

         7.2.     Stockholders of the Company....................................................      33

8.       Definitions.............................................................................      33

9.       Miscellaneous...........................................................................      38

         9.1.     Press Releases.................................................................      38

                                      (ii)
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
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         9.2.     Integration....................................................................      38

         9.3.     Assignment and Binding Effect..................................................      38

         9.4.     Waiver.........................................................................      38

         9.5.     Acknowledgment by Inveresk.....................................................      38

         9.6.     Notices........................................................................      38

         9.7.     Amendment......................................................................      40

         9.8.     Governing Law..................................................................      40

         9.9.     Third Party Beneficiaries......................................................      40

         9.10.    Performance....................................................................      40

         9.11.    Severability...................................................................      40

         9.12.    Construction...................................................................      40

         9.13.    Extensions.....................................................................      40

         9.14.    Section Headings...............................................................      41

         9.15.    Exhibits; Company Disclosure Schedule..........................................      41

         9.16.    Counterparts...................................................................      41

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 29, 2003, by and among INVERESK RESEARCH GROUP, INC. a Delaware corporation ("Inveresk"), TANGO ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Inveresk ("Acquisition"), PHARMARESEARCH CORPORATION, a Delaware corporation (the "Company"), and WILLIAM BLAIR CAPITAL PARTNERS V, L.P., a Delaware limited partnership, as representative for the Company's stockholders and optionholders (the "Stockholders' Representative"). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to them in Section 8 of this Agreement.

                                    RECITALS

         A. The Company is a Delaware corporation, with its principal executive office located at 1011 Ashes Drive, Wilmington, North Carolina 28405.

         B. Inveresk is a Delaware corporation with its principal offices located at 11000 Weston Parkway, Suite 100, Cary, North Carolina 27513. Acquisition is a wholly owned subsidiary of Inveresk and was formed to merge with and into the Company so that, as a result of the merger, the Company will survive and become a wholly owned subsidiary of Inveresk.

         C. The respective Boards of Directors of each of Inveresk, Acquisition and the Company have determined that the merger of Acquisition with and into the Company (hereinafter referred to as the "Merger") in accordance with the laws of the State of Delaware and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Inveresk, Acquisition and the Company and their respective stockholders and have approved this Agreement and the Merger.

         D. All of the stockholders of the Company voted their shares in favor of the Merger and adoption of this Agreement.

         E. Inveresk, Acquisition and the Company desire to make certain representations and warranties, covenants and agreements in connection with the Merger and also to set forth the terms and conditions of the Merger, all as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. The Merger.

         1.1. The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, Acquisition shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Acquisition shall be converted or cancelled in the manner provided in Section 2.

         1.2. Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, on, or as soon as practicable after, the Closing Date. The Merger shall become effective at the time (but not prior to the Closing Date) of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Inveresk and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the "Effective Time").

         1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., local time, on the date hereof (the "Closing Date"). At the Closing there shall be delivered to Inveresk, Acquisition, the Company and the Stockholders' Representative the certificates and other documents and instruments required to be delivered under
Section 2.3.

         1.4. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

         1.5. Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation. The By-Laws of Acquisition as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibit A to this Agreement, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         1.6. Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of Acquisition and the Company or to otherwise effect the purposes of this Agreement.

2. Conversion of Shares.

         2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of capital stock of the Company:

            (a) Capital Stock of Acquisition. Each issued and outstanding share of the common stock, par value $.01 per share, of Acquisition ("Acquisition Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Acquisition Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

            (b) Cancellation of Treasury Stock and Stock Owned by Inveresk and Acquisition. All shares of capital stock that are owned by the Company as treasury stock and any shares of Company Common Stock (as defined in Section 2.1(c)(ii)) owned by Inveresk or Acquisition automatically shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Capital Stock.

               (i) Except as otherwise provided in Section 2.1(b) or Section 2.1(d), each share of the Company's Class A Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash (w) the Unreturned Original Cost (as such term is defined in the Company's Certificate of Incorporation as in effect on the date of this Agreement) of such share of Class A Preferred Stock, together with the unpaid Accrued Yield thereon (as such term is defined in the Company's Certificate of Incorporation as in effect on the date of this Agreement) through the Closing Date, payable to the holder thereof in accordance with Section 2.1(e) or Section 2.4 (the aggregate amount described in this clause (w) is hereinafter referred to as the "Class A Preferred Amount"); (x) the Per Share Portion of the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 2.1(e) or Section 2.4; (y) the Per Share Portion of any Closing Liquid Net Worth Adjustment Payments (as defined in Section 2.2(d)(iv)) arising under Section 2.2; and (z) the Per Share Portion of any Escrow Release Amount and any Remaining Escrow Balance, payable to the holder thereof in accordance with the Escrow Agreement following the termination of the Escrow Period. The aggregate consideration to which holders of Class A Preferred Stock become entitled pursuant to this Section 2.1(c)(i) is collectively referred to herein as the "Class A Preferred Stock Merger Consideration."

               (ii) Except as otherwise provided in Section 2.1(b) or Section 2.1(d), each share of the Company's common stock, par value $.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash (x) the Per Share Portion of the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 2.1(e) or Section 2.4; (y) the Per Share Portion of any Closing Liquid Net Worth Adjustment Payments arising under
Section 2.2; and (z) the Per Share Portion of any Escrow Release Amount and any Remaining Escrow Balance, payable to the holder thereof in accordance with the Escrow Agreement following the termination of the Escrow Period. The aggregate consideration to which holders of Company Common Stock become entitled pursuant to this Section 2.1(c)(ii) is collectively referred to herein as the "Common Merger Consideration" and, together with the Class A Preferred Stock Merger Consideration and the Option Merger Consideration (as defined in Section 2.1(f)), the "Merger Consideration."

         For purposes of this Agreement, the term "Closing Residual Cash Consideration" means, without duplication, (i) $37,100,000.00 (the "Transaction Price"), minus (ii) the Class A Preferred Amount, plus (iii) the aggregate exercise price of all Options, minus (iv) $3,500,000.00, which amount shall be deposited in an escrow account pursuant to Section 2.3(a) below (the "Indemnity Amount"), minus (v) $500,000.00, which amount will be deposited in an escrow account pursuant to Section 2.3(a) below (the "Adjustment Amount") and plus (or minus) (vi) the amount (if any) by which the Closing Liquid Net Worth is greater than (or less than) the Target Liquid Net Worth. The Closing Residual Cash Consideration is subject to adjustment pursuant to Section 2.2 below. For purposes of determining the amounts to be paid on the Closing Date, the parties hereto have estimated the amount of Closing Liquid Net Worth to be $9,234,659 (the "Estimated Closing Liquid Net Worth").

         All such shares of Class A Preferred Stock and Company Common Stock shall no longer be outstanding and shall be cancelled and retired automatically and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock (as defined in Section 3.2(a)) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration set forth in this Section 2.1(c), upon the surrender of such certificate in accordance with Section 2.1(e) or Section 2.4.

            (d) Dissenting Shares.

               (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Capital Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (in each case a "Dissenting Share"), shall not be converted into or represent a right to receive the applicable Merger Consideration pursuant to Section 2.1(c), but rather the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the applicable Merger Consideration pursuant to Section 2.1(c).

               (ii) The Company shall give Inveresk (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Inveresk, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

            (e) Exchange of Certificates; Lost Certificates. The Stockholders' Representative shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented shares of Company Capital Stock entitled to payment pursuant to Section 2.1(c). On the Closing Date, each holder of certificates representing Company Capital Stock (each, a "Stockholder") (other than holders of Dissenting Shares) shall surrender to Inveresk certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a letter of transmittal, representing the number of shares of each class of Company Capital Stock held by such holder. On the Closing Date, upon receipt of the amounts set forth in Section 2.3(c), the Stockholders' Representative shall pay each Stockholder who has surrendered his or its certificates, stock powers and letter of transmittal to Inveresk the amount of cash to which he or it is entitled under this Section 2.1 pursuant to
Section 2.3. Surrendered certificates shall forthwith be canceled and delivered by Inveresk to the Surviving Corporation. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to this Section 2.1 (except with respect to rights applicable to Dissenting Shares) and none of the Stockholders' Representative, Inveresk or the Surviving Corporation shall be required to pay the holder thereof the cash to which he or it would otherwise have been entitled. Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Stockholders' Representative, Inveresk or the Surviving Corporation, upon the posting by such Person of a bond in such reasonable amount as the Stockholders' Representative, Inveresk or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate (provided that, if such Person is a financial institution or other institutional investor, its own agreement shall be satisfactory), the Stockholders' Representative shall issue, following its receipt of the amounts set forth in
Section 2.3(c), in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock represented by such certificate, as contemplated by this Section 2.1.

            (f) Stock Options. Upon the Effective Time each Option that remains outstanding immediately prior to the Effective Time and that was issued pursuant to any stock option plan, compensation plan or other arrangement of the Company (the "Company Stock Plans"), whether or not then vested or exercisable, shall automatically be cancelled. In the case of each Option which is vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated by this Agreement), the holder thereof (each an "Optionholder") at the time of cancellation shall, in settlement thereof, be entitled to receive for each share of Company Common Stock then issuable upon exercise of such Option: (a) an amount in cash equal to the product of (x) the excess of the Per Share Portion of the Closing Residual Cash Consideration over the applicable exercise price per share of such Option, to the extent such difference is a positive number, multiplied by (y) the number of shares of Company Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to the Effective Time; (b) an amount in cash equal to the product of (x) the Per Share Portion of any Closing Liquid Net Worth Adjustment Payments arising under Section 2.2, multiplied by (y) the number of shares of Company Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to the Effective Time; and (c) the right to receive the Per Share Portion of any Escrow Release Amount and any Remaining Escrow Balance payable to the holders of Class A Preferred Stock, Company Common Stock and the Optionholders under the Escrow Agreement, multiplied by the number of shares of Company Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to the Effective Time, which amounts shall be payable to the holder thereof as provided in the Escrow Agreement following the termination of the Escrow Period. Prior to the execution and delivery of this Agreement, the Company has obtained all consents and made all amendments, if any, to the terms of Options and the Company Stock Plans, if any, pursuant to which the Options were issued that are necessary to give effect to the provisions of this Section 2.1(f). Without limiting the generality of the foregoing, the Company has taken all actions necessary to ensure that no Option shall be deemed to be outstanding and no Optionholder shall have any rights with respect to any Option after the Effective Time other than the right to receive the consideration set forth in this Section 2.1(f). The aggregate consideration to which Optionholders become entitled pursuant to this Section 2.1(f) is collectively referred to herein as the "Option Merger Consideration." Any payment to be made to an Optionholder pursuant to this Section 2.1(f) shall be subject to reduction as required by applicable federal and state Tax withholding laws, rules and regulations, as determined by the Company prior to the Closing. The initial portion of the Option Merger Consideration computed pursuant to subclauses (a) and (b) of this Section 2.1(f) (the "Closing Options Amount") shall be paid pursuant to Section 2.3(i) below via the Company's normal payroll arrangements to facilitate such Tax withholding, it being understood that the Company's payroll processor may require up to five business days to process and make payments to the Optionholders.

         2.2. Closing Statement Procedures.

            (a) As promptly as practicable, but in any event not later than 30 days after the Closing Date, Inveresk shall cause to be prepared and delivered to the Stockholders' Representative, a draft closing statement (the "Closing Statement") prepared in good faith substantially in the form of Exhibit B to this Agreement setting forth (x) the balance sheet of the Company and its Subsidiaries at the close of business on the Closing Date, which shall be prepared using the procedures and methodologies set forth in Exhibit B, and (y) Inveresk's calculation (based on the amounts set forth on the balance sheet) of the Closing Liquid Net Worth.

            (b) Subject to the provisions of paragraph (c) below, the Stockholders' Representative shall have 30 days from the date of delivery of the Closing Statement to review and approve the Closing Statement. If the Stockholders' Representative agrees with Inveresk's calculation of the Closing Liquid Net Worth contained in the Closing Statement, the Stockholders' Representative shall promptly so advise Inveresk in writing, in which event the Closing Liquid Net Worth (and the Closing Liquid Net Worth Adjustment) shall be deemed final and binding upon the parties.

            (c) The Company and Inveresk shall permit the Stockholders' Representative and its representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Statement and Inveresk's calculation of the Closing Liquid Net Worth and provide the Stockholders' Representative with copies thereof (as reasonably requested by the Stockholders' Representative). If the Stockholders' Representative in good faith disagrees with the calculation of the Closing Liquid Net Worth set forth in the Closing Statement, the Stockholders' Representative shall notify Inveresk in writing (the "Notice of Disagreement") of such disagreement within 30 days after delivery of the Closing Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Inveresk and the Stockholders' Representative shall attempt in good faith to resolve and finally determine the Closing Liquid Net Worth. If Inveresk and the Stockholders' Representative are unable to resolve the disagreement within 10 days after the delivery of the Notice of Disagreement, Inveresk and the Stockholders' Representative shall appoint KPMG (the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Inveresk and the Stockholders' Representative, within 30 days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of the Independent Accountant's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Liquid Net Worth in light of such resolution and such firm shall be deemed to be acting as experts and not as arbitrators. In its review of the Closing Statement and recalculation of the Closing Liquid Net Worth, the Independent Accountant will be limited to using the procedures and methodologies set forth in Exhibit B. The fees, costs and expenses of the Independent Accountant, if any, will be borne by Inveresk and the Stockholders' Representative (on behalf of the Stockholders and Optionholders) in the proportion determined by the Independent Accountant and the Stockholders' Representative's portion of such fees shall be paid by the Company and dealt with in the manner provided in the calculation of Closing Liquid Net Worth.

            (d) Within five (5) business days after the Closing Liquid Net Worth is finally determined pursuant to Section 2.2(b) or (c):

               (i) If the Closing Liquid Net Worth is less than the Estimated Closing Liquid Net Worth, the Stockholders' Representative and Inveresk shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to pay to Inveresk from the escrow account established under the Escrow Agreement an amount equal to such deficiency plus interest on the amount of such deficiency from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payment shall be made from the Adjustment Amount by wire transfer of immediately available funds to an account designated by Inveresk. The remainder of the Adjustment Amount, if any, shall be delivered to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) by wire transfer of immediately available funds to the account(s) designated by the Stockholders' Representative.

               (ii) If the Closing Liquid Net Worth is greater than the Estimated Closing Liquid Net Worth, (x) the Stockholders' Representative and Inveresk shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to pay to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) the Adjustment Amount and (y) Inveresk shall pay to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) an amount equal to such excess plus interest on the amount of such excess from the Closing Date to the date of payment at an interest rate equal to the Prime Rate. Such payments shall be made by Inveresk and the Escrow Agent by wire transfer of immediately available funds to the account(s) designated by the Stockholders' Representative.

               (iii) If the Closing Liquid Net Worth is equal to the Estimated Closing Liquid Net Worth, (x) the Stockholders' Representative and Inveresk shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to pay to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) the Adjustment Amount and (y) no other payments shall be made pursuant to this Section 2.2(d).

               (iv) All payments made to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) pursuant to this Section 2.2(d) (the "Closing Liquid Net Worth Adjustment Payments") and to Inveresk, in each case, other than payments of stated interest, shall be treated by all parties for Tax purposes as adjustments to the Transaction Price.

         2.3. Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date (except with respect to the deliveries required to made by Inveresk pursuant to Section 2.3(c), which shall occur no later than the first business day following the Closing Date):

            (a) the Company, the Stockholders' Representative, Inveresk and the Escrow Agent shall duly execute and enter into the Escrow Agreement and Inveresk shall deposit the Indemnity Amount and the Adjustment Amount in immediately available funds with the Escrow Agent pursuant to the Escrow Agreement;

            (b) the Company and Acquisition shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

            (c) Inveresk shall deliver to the Stockholders' Representative, in its capacity as paying agent hereunder, by wire transfer to the account or accounts specified by the Stockholders' Representative, an amount equal to (i) the Transaction Price, (ii) plus (or minus) the amount (if any) by which the Estimated Closing Liquid Net Worth is greater than (or less than) the Target Liquid Net Worth, (iii) plus the sum of the amounts referred to in Sections 2.3(g) and 2.3(h) below, (iv) minus the Closing Options Amount, and (v) minus the Indemnity Amount and the Adjustment Amount;

            (d) each Stockholder shall deliver to the Stockholders' Representative, in its capacity, one or more certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a letter of transmittal, representing the number of shares of Company Common Stock and Class A Preferred Stock held by such holder as of immediately prior to the Effective Time;

            (e) following its receipt of the amounts specified in Section 2.3(c), the Stockholders' Representative, in its capacity as paying agent, shall deliver to each holder of Class A Preferred Stock such holder's portion of the Class A Preferred Amount and such holder's Per Share Portion of the Closing Residual Cash Consideration (in each case as determined in accordance with Section 2.1(c)(i)), by wire transfer of immediately available funds;

            (f) following its receipt of the amounts specified in Section 2.3(c), the Stockholders' Representative, in its capacity as paying agent, shall deliver to each holder of Company Common Stock such holder's Per Share Portion of the Closing Residual Cash Consideration (as determined in accordance with Section 2.1(c)(ii)), by wire transfer of immediately available funds;

            (g) following its receipt of the amounts specified in Section 2.3(c), the Stockholders' Representative, in its capacity as paying agent, shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Funded Indebtedness (other than capital lease obligations), by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Indebtedness; and the Company shall deliver to Inveresk prior to the Closing Date appropriate payoff letters from the holders of such Funded Indebtedness and shall make arrangements reasonably satisfactory to Inveresk for such holders of Funded Indebtedness to deliver all related Lien releases to Inveresk at or as soon as practicable after the Closing;

            (h) following its receipt of the amounts specified in Section 2.3(c), the Stockholders' Representative, in its capacity as paying agent, shall pay, on behalf of the Stockholders and Optionholders, the Transaction Expenses (as defined in Section 7.1) reflected on the Invoices (as defined in Section 7.1) and the Brokerage Expenses (as defined in Section 3.28);

            (i) in accordance with Section 2.1(f), the Company shall pay at the Effective Time (A) to the respective holders of Options an aggregate amount equal to the Closing Option Amount, it being understood that such payment shall be made via the Company's normal payroll arrangements to facilitate Tax withholding and that the Company's payroll processor may require up to five business days to process and make payments to the Optionholders and (B) the sales bonuses and related amounts set forth on Schedule 2.3(i) hereto (the "Bonus Amounts") to the persons set forth on such Schedule;

            (j) the individuals set forth on Exhibit C to this Agreement shall deliver to Inveresk a written resignation in the capacities set forth thereon, effective at the Effective Time, and all trustees of all the Benefit Plans of the Company and its Subsidiaries set forth on Exhibit D shall deliver to Inveresk a written resignation in the capacities set forth thereon, effective at the Effective Time;

            (k) the Company shall deliver to Inveresk the Invoices;

            (l) the Company shall deliver to Inveresk written evidence, reasonably satisfactory to Inveresk and the Company, of the termination of the agreements listed on Schedule 2.3(l) to this Agreement; and

            (m) following the Effective Time, the Stockholders' Representative, in its capacity as paying agent, shall return to the Surviving Corporation any amounts specified in Section 2.3(c) which represent Class A Preferred Amount and Closing Residual Cash Consideration in respect of shares of Company Capital Stock and which were not surrendered at the Closing in accordance with Section 2.1(e), and the Surviving Corporation shall hold such amounts for payment to the holders of such Company Capital Stock following the Closing Date subject to
Section 2.4.

For purposes of clarification, none of the amounts described in Sections 2.3(e),
(f), (g) or (h) above shall be paid by the Company prior to or following the Closing Date.

         2.4. Payment for Certificates.

            (a) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which was not or were not surrendered at the Closing (the "Certificates") whose shares are converted pursuant to Sections 2.1(c) into the right to receive the applicable Merger Consideration described in Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable Merger Consideration per share of Company Capital Stock represented thereby which such holder has the right to receive pursuant to the provisions of Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, except as expressly set forth herein. Until surrendered as contemplated by this Section 2.4(a), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the applicable Merger Consideration provided for in this Agreement.

            (b) Remaining Escrow Balance. As soon as reasonably practicable following the end of the Escrow Period, Inveresk shall furnish or cause to be furnished to each Person entitled to a portion of the Remaining Escrow Balance pursuant to Section 2.1(c) and Section 2.1(f) a notice setting forth (i) the amount of the Remaining Escrow Balance and (ii) instructions for obtaining the amount thereof to which each such Person is entitled pursuant to Sections 2.1(c) and Section 2.1(f). Upon compliance by such Person with those instructions, such Person shall be entitled to be paid the applicable amount due under Section 2.1(c) and Section 2.1(f). Except as expressly provided in the Escrow Agreement, in no event shall interest be paid on any such amount.

            (c) No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.4.

            (d) Termination of Exchange Fund. Any stockholders of the Company who have not complied with this Section 2 within six months after the Effective Time shall, to the extent the Stockholders' Representative has complied with
Section 2.3(l), thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the applicable Merger Consideration. To the extent the Stockholders' Representative has not complied with Section 2.3(l), such stockholders shall thereafter look only to the Stockholders' Representative for payment of the claim for the applicable Merger Consideration. Neither the Stockholders' Representative, Inveresk nor the Surviving Corporation shall be liable to any holder of shares of capital stock of the Company or any holder of Options for cash representing the applicable Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

3. Representations and Warranties of the Company. Except as set forth in the relevant Section (determined in accordance with Section 9.15 of this Agreement) of the Company Disclosure Schedule (the "Company Disclosure Schedule") delivered by the Company to Inveresk concurrently with the execution of this Agreement, the Company represents and warrants to Acquisition and to Inveresk as follows:

         3.1. Organization.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, use and lease its assets and properties. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing (to the extent such concepts are recognized) in each jurisdiction listed on Section 3.1 of the Company Disclosure Schedule which are the only jurisdictions in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

            (b) Except for the Subsidiaries of the Company set forth on Section
3.5 of the Company Disclosure Schedule, the Company does not, directly or indirectly, own any equity or similar interest in or have any other ownership right in any other Person, nor does it have any obligation to purchase any shares of stock, other securities or other form of investment in any other Person.

         3.2. Capitalization.

            (a) As of the date of this Agreement, the total authorized shares of capital stock of the Company consisted solely of (i) 20,000,000 shares of Company Common Stock, of which 7,511,291 shares were issued and outstanding;
(ii) 5,010,512 shares of Class A Preferred Stock, of which 5,010,512 shares were issued and outstanding; and (iii) 900,000 shares of Class B Preferred Stock, par value $.00001 per share (the "Class B Preferred Stock"), of which no shares were issued and outstanding. The Company Common Stock, the Class A Preferred Stock and the Class B Preferred Stock are sometimes collectively referred to in this Agreement as the "Company Capital Stock". As of the date of this Agreement, 5,600,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plans of which 4,872,641 shares of Company Common Stock were subject to outstanding Options. All the shares of Company Capital Stock have been duly and validly authorized and issued and are fully paid and nonassessable. No shares of capital stock have been issued by the Company at any time in violation of the preemptive rights of any stockholder of the Company. All shares of capital stock previously issued by the Company were offered, issued and sold in compliance with all applicable U.S. Federal and state securities laws and regulations.

            (b) Section 3.2 of the Company Disclosure Schedule sets forth a true, correct and complete (i) listing of the record and beneficial owners of all shares of Company Capital Stock issued and outstanding as of the date of this Agreement and the number of shares so owned by each Person named; and (ii) listing of all Options outstanding as of the date of this Agreement, including a description of the applicable vesting schedule or terms. Except for the Options listed on Section 3.2 of the Company Disclosure Schedule there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company and any Person, and none of the foregoing exist granting any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any Company Capital Stock or other equity or debt securities of the Company, whether or not presently issued or outstanding. There are no other outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company, nor are there any proxies, agreements or understandings with respect to the voting of the shares of Company Capital Stock or any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person the right to purchase or otherwise acquire from the Company any securities so convertible or exchangeable.

            (c) Since January 1, 2002, the Company has not:

               (i) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

               (ii) reclassified, combined, split, subdivided or redeemed, purchased (other than pursuant to the terms of any restricted stock award) or otherwise acquired, directly or indirectly, any of its capital stock;

               (iii) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances to any Person; or

               (iv) entered into or amended any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 3.2(c).

         3.3. Authority. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Company's Board of Directors and, except for the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         3.4. No Conflicts; Governmental Requirements.

            (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental or regulatory authority; or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, approval or notice under, any note, bond, indenture, license, lien, franchise, mortgage, contract, lease, permit, guaranty or other agreement, instrument or obligation to which the Company is a party or by which any of its assets or properties may be bound.

            (b) Except for (i) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and (ii) any other consents, approvals, authorizations, permissions, notices or filings which if not obtained or made would not have a Material Adverse Effect or a material adverse effect on the Surviving Corporation or materially delay or hinder or render unlawful the consummation of the Merger or the other transactions contemplated by this Agreement, the execution and delivery of this Agreement by the Company do not and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person.

            (c) The Company has furnished to Inveresk and Acquisition copies of all notices, documents, requests, court papers, or other materials given to or received from any governmental or regulatory authority, in each case, with respect to the transactions contemplated by this Agreement.

         3.5. Subsidiaries. Section 3.5 of the Company Disclosure Schedule lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged. Each Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of its jurisdiction of incorporation identified in Section 3.5 of the Company Disclosure Schedule, and has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, use and lease its assets and properties. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction specified in Section 3.5 of the Company Disclosure Schedule, which are the only jurisdictions in which the nature of its business or the ownership, leasing or operation of such Subsidiary's assets and properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Section 3.5 of the Company Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all Liens. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company or any Subsidiary on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary. The name of each director and officer of the Company and each Subsidiary on the date hereof, and the position with the Company and such Subsidiary held by each, are listed in Section 3.5 of the Company Disclosure Schedule.

         3.6. Books and Records. The minute books and other similar records of the Company and its Subsidiaries as made available to Inveresk prior to the execution of this Agreement contain a true, correct and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and its Subsidiaries. The stock transfer ledgers and other similar records of the Company and its Subsidiaries as made available to Inveresk prior to the execution of this Agreement contain true and complete records of all stock transfers related to the Company's or any Subsidiary's capital stock. The Company has previously furnished to Inveresk true, complete and correct copies of the Certificate of Incorporation and the By-Laws of the Company and each Subsidiary as in effect on the date of this Agreement.

         3.7. Financial Statements.

            (a) The Company has previously furnished to Inveresk true and complete copies of the following financial statements of the Company (the "Financial Statements"):

               (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the year ended December 31, 2002 (the "2002 Audited Financial Statements");

               (ii) audited consolidated financial statements of the Company and its Subsidiaries as of and for the year ended December 31, 2001 (the "2001 Audited Financial Statements" and, together with the 2002 Audited Financial statements, the "Audited Financial Statements"); and

               (iii) unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the six month period ended June 30, 2003 (the "Unaudited Financial Statements").

            (b) The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding accounting periods except that the Unaudited Financial Statements do not include notes and are subject to normal year-end adjustments. All of the Financial Statements, without giving effect to the exception set forth in the preceding sentence, (i) were prepared on the basis of the books and records of the Company and its consolidated subsidiaries and (ii) fairly represent in all material respects the financial condition of the Company and its consolidated subsidiaries in conformity with GAAP as of the respective dates thereof.

         3.8. Absence of Undisclosed Liabilities; Off-Balance Sheet Financing; Funded Indebtedness.

            (a) Except as reflected or reserved against in the 2002 Audited Financial Statements, neither the Company nor any of its Subsidiaries had or has incurred any Liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) other than (i) Liabilities or obligations not required to be reported on the 2002 Audited Financial Statements under GAAP on a basis consistent with that of preceding accounting periods and (ii) Liabilities or obligations incurred after the date of the 2002 Audited Financial Statements incurred in the ordinary course of business consistent with past practice and which, in any event in the case of each of the preceding clauses (i) and (ii), would not have a Material Adverse Effect.

            (b) Except for transactions, arrangements and other relationships otherwise specifically identified on the Company's 2002 Audited Financial Statements, including but not limited to identification of the information set forth below, Section 3.8(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all transactions, arrangements and other relationships between and/or among the Company, any of its Affiliates (other than any wholly owned Subsidiary) and any unconsolidated entity or other Person, including but not limited to any structured finance, special purpose or limited purpose entity or Person (each, an "Off-Balance Sheet Transaction"). Section 3.8(b) of the Company Disclosure Schedule also sets forth (i) the business purpose and activities of each Off-Balance Sheet Transaction; (ii) the economic substance of each Off-Balance Sheet Transaction; (iii) the key terms and conditions of each Off-Balance Sheet Transaction; (iv) the Company's and/or its Affiliates' potential risk associated with each such Off-Balance Sheet Transaction; (v) the amounts of any guarantees, lines of credit, standby letters of credit or commitments or take or pay contracts, throughput contracts or other similar types of arrangements, including tolling, capacity or leasing arrangements, that could require the Company or any of its Affiliates to provide funding of any obligations under any such Off-Balance Sheet Transaction, including but not limited to guarantees of repayments, make whole agreements or value guarantees; and (vi) any other information with respect to each such Off-Balance Sheet Transaction that could have a Material Adverse Effect.

            (c) Section 3.8(c) of the Company Disclosure Schedule sets forth a true, complete and correct calculation of the Funded Indebtedness of the Company, including the name of the obligor, the holder of or payee or obligee under such Funded Indebtedness and a schedule of payments due on such Funded Indebtedness, in each case, as of July 31, 2003.

            (d) As of July 25, 2003 the Company and its Subsidiaries had an amount of Cash equal to $10,938,000. Subject to Section 2.3(i) above, following such date such Cash will have only been used to fund ordinary course trade payables incurred by the Company and its Subsidiaries and will not be used to pay and Transaction Expenses, Brokerage Expenses or Funded Indebtedness.

         3.9. Operations and Obligations. Since December 31, 2002,

            (a) there has been no Material Adverse Effect;

            (b) there has been no material impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any respect any of the Company's or any Subsidiary's material tangible assets; and

            (c) the Company and each of its Subsidiaries have conducted its business only in the ordinary course consistent with past practice.

         3.10. Properties.

            (a) Section 3.10 of the Company Disclosure Schedule contains a true, correct and complete list of (i) all Leased Real Property designating the relevant lessors and lessees and, in the case of Leased Real Property, the material terms of such Lease, including the annual rental payment and expiration date and (ii) all equipment, fixtures and other personal property owned, leased, subleased or managed by the Company or any Subsidiary which, in the case of clause (ii) only, had an original cost or commitment in excess of $50,000. True, correct and complete copies of all Leases and all material personal property leases and deeds of the Company and each Subsidiary have been delivered or made available to Inveresk by the Company. Neither the Company nor any of its Subsidiaries owns any real property or any other interest in real property.

            (b) Each Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor's rights laws. The Company or the applicable Subsidiary is in compliance in all material respects with all terms of each such Lease and, to the Company's knowledge, the other party or parties thereto are not in default of its or their obligations thereunder.

            (c) Neither the whole nor any part of any Leased Real Property used or occupied by the Company or any Subsidiary is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Company, no such condemnation or other taking is currently threatened or contemplated. The Leased Real Property is sufficient real property to conduct the operations of the Company and its Subsidiaries as currently conducted, and the personal property set forth on Section 3.10 of the Company Disclosure
Schedule is in sound operating condition and repair, normal wear and tear excepted. There has not been any interruption of the operations of the Company or its Subsidiaries since December 31, 2002 due to inadequate maintenance of any such properties.

            (d) Except as disclosed in the 2002 Audited Financial Statements, the Company or a Subsidiary owns outright and has good and marketable fee or leasehold title to all of its respective assets and properties, in each case free and clear of any Lien. The Company, together with its Subsidiaries, has all necessary assets, equipment, contractual rights and properties to engage in the business currently conducted by the Company and its Subsidiaries.

         3.11. Accounts Receivable. All accounts receivable reflected on the balance sheet included in the Unaudited Financial Statements, and all accounts receivable arising subsequent to March 31, 2003, in each case net of applicable reserves, (a) have arisen from bona fide sales transactions in the ordinary course of business of the Company and its Subsidiaries on ordinary trade terms and (b) represent valid and binding obligations due to the Company and its Subsidiaries, enforceable in accordance with their terms without valid set-off or counterclaim.

         3.12. Contracts.

            (a) Section 3.12 of the Company Disclosure Schedule lists, under the relevant heading, all oral or written contracts, agreements, guarantees, licenses, leases and executory commitments (each, a "Contract"), that exist as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or such Subsidiary is bound and which fall within any of the following categories:

               (i) Contracts not entered into in the ordinary course of the Company's or such Subsidiary's business;

               (ii) any alliance, cooperation, joint venture, stockholders', partnership or similar Contracts;

               (iii) subject to Section 3.12(d) below, Contracts which have a remaining obligation on the part of the Company or any Subsidiary in excess of $100,000;

               (iv) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000;

               (v) indentures, mortgages, hypothecs, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or any Subsidiary or commitments for the borrowing, guaranteeing or lending by the Company or any Subsidiary of amounts in excess of $100,000 in the aggregate or providing for the creation of any Lien upon any of the assets or properties of the Company or any Subsidiary with an aggregate value in excess of $100,000;

               (vi) Contracts providing for "earn-outs" or other contingent payments by the Company or any Subsidiary involving more than $100,000 per contract over the terms of all such Contracts;

               (vii) Contracts involving sale-lease back transactions or other similar arrangements;

               (viii) supply or distribution Contracts requiring a payment or a commitment by the Company or any Subsidiary to make a payment in excess of $100,000;

               (ix) subject to Section 3.12(d) below, Contracts with customers of the Company or any Subsidiary involving payments being made by or to the Company or any Subsidiary in excess of $100,000 in the aggregate;

               (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements where the consideration in any individual transaction exceeds $100,000;

               (xi) Contracts containing any waiver or release of the Company's or any Subsidiary's rights against any Person in the context of litigation or other proceedings, or threatened litigation or other proceedings, in each case involving the Company or any of its Subsidiaries;

               (xii) any Contract restricting the Company, any Subsidiary or any of their respective employees from engaging in any activity or line of business or competing with any Person or limiting the ability of any Person to compete with the Company or any Subsidiary;

               (xiii) any research, development, distributorship, sales agency or sales representative, Contract, or any service, support or maintenance Contract related to the business of the Company and its Subsidiaries involving remaining payments to be made by or to the Company or any Subsidiary in any one or series of payments in excess of $100,000 in the aggregate;

               (xiv) any Contract with any Person, irrespective of amount, granting any Person the right to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any Subsidiary, other than any rights of employees to use or have access to the assets or properties of the Company and its Subsidiaries in the normal course of their duties;

               (xv) any employment Contract (other than standard offer letters issued by the Company in the ordinary course of business pursuant to which the applicable employee may be terminated at any time by the Company without any payment or other continuing obligation other than applicable notice periods in France and Spain), all Contracts providing for severance payments in any amount, all consulting Contracts (in which the Company or any Subsidiary has contracted to receive consulting services) involving payments in excess of $50,000 during 2002, and all consulting Contracts (in which the Company or any Subsidiary has contracted to receive consulting services) involving continuing payment obligations in excess of $50,000 and which are not terminable by the Company upon two to four weeks prior notice without additional cost or expense;

               (xvi) any Contract which provides rights to parties other than the Company or any Subsidiary which are contingent upon a merger, consolidation or other "change-in-control" of the Company;

               (xvii) master service and master Contracts with customers; and

               (xviii) any other Contract that (A) involves the payment or potential payment, pursuant to the terms of any such agreement, by or to the Company or any Subsidiary of more than $100,000 and (B) cannot be terminated within 60 calendar days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary.

            (b) The Contracts listed in Section 3.12 of the Company Disclosure Schedule are all the material Contracts relating to the ownership or operation of the currently conducted and contemplated business of the Company and its Subsidiaries or to the property presently held or used by the Company or any Subsidiary or to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or any of their respective properties and assets is subject or bound. The Company has previously delivered (or made available) true, complete and correct copies of all Contracts listed on Section 3.12 of the Company Disclosure Schedule (including all amendments) to Inveresk (or, in the case of oral agreements only, true, complete and correct descriptions thereof have been set forth in Section 3.12 of the Company Disclosure Schedule). Neither the Company nor any Subsidiary is, and, to the knowledge of the Company and its Subsidiaries, no other party to any such Contract is, in default in any material respect under any such Contract and immediately following the Merger all of such Contracts shall be in full force and effect. No additional consideration shall be due under such Contracts as a result of the Merger and neither the Company nor any Subsidiary is currently renegotiating any such agreement except in the ordinary course of business or paying liquidated damages in lieu thereof.

            (c) Neither the Company nor any of its Subsidiaries provides any discounts or rebates to any of its customers or suppliers under any Contracts.

            (d) The Company is party to investigator agreements and other vendor and subcontractor Contracts related to specific client studies which may involve payments in excess of $100,000 (collectively, the "Investigator Agreements"). As noted in Sections 3.12(iii) and 3.12 (ix) of the Company Disclosure Schedules, the Investigator Agreements are not routinely tracked by the Company and are not specifically referenced in the Company Disclosure Schedules but all Investigator Agreements are entered into by the Company and its Subsidiaries in the ordinary course of business and all of the current payment obligations of the Company and its Subsidiaries pursuant to any Investigator Agreement that are in excess of $50,000 are either reflected or accrued for on the Financial Statements.

         3.13. Significant Customers; Backlog.

            (a) None of the customers of the Company or any of the Subsidiaries listed on Section 3.13 of the Company Disclosure Schedule has delivered any notice to the Company or any of its Subsidiaries, nor does the Company have any reason to believe, that any such customer (i) has terminated, or will terminate any contract or agreement with the Company or any of the Company Subsidiaries or (ii) has ceased, or will cease, to use the services of the Company or the Company Subsidiaries, as the case may be.

            (b) Section 3.13(b) of the Company Disclosure Schedules sets forth a true and correct computation of the Backlog of the Company as of June 30, 2003 (unless otherwise specified to be as of a later date), as prepared by the Company in the ordinary course of business.

            (c) The information and data provided to Inveresk by the Company relating to ongoing projects and services for customers under Contracts included in the Backlog of the Company as of the date of this Agreement, including with respect to pricing, budgeted hours and completion targets, is true, correct and complete in all material respects. There are no ongoing projects for or services being provided to customers for which the amounts required to complete the project or services exceed the amounts budgeted for such project or services by more than 10%.

         3.14. Litigation.

            (a) As of the date of this Agreement: (i) there are no actions, suits, arbitrations, legal or administrative proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened investigation; and (iii) neither the Company nor any Subsidiary nor the assets, properties or business of the Company or any Subsidiary is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Neither the Company nor any Subsidiary is the plaintiff in any such proceeding and neither the Company nor any Subsidiary is contemplating commencing legal action against any other Person.

            (b) There are no actions, suits, arbitrations, legal or administrative proceedings pending or, to the knowledge of the Company, threatened against any of the officers or directors of the Company or any Subsidiary for which the Company or any Subsidiary may have an obligation to provide indemnification.

         3.15. Compliance with Law; Authorizations.

            (a) The Company and each Subsidiary has complied in all material respects with, and is not in violation of, in any respect, any law, ordinance or governmental or regulatory rule or regulation (collectively, "Laws") to which it or its business is subject.

            (b) The Company and each Subsidiary has obtained and currently holds all licenses, permits, certificates or other governmental or regulatory authorizations and approvals (collectively "Authorizations") necessary for the ownership or use of its assets and properties and the conduct of its business.

            (c) The Company and each Subsidiary has complied in all material respects with, and is not in violation of, any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business.

         3.16. Intellectual Property; Software.

            (a) (i) Each of the Company and its Subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, domain names, copyrights and software and all applications therefor that are material to its business as currently conducted (the "Company Intellectual Property Rights") and a true and complete list of all Company Intellectual Property Rights is set forth on Section 3.16 of the Company Disclosure Schedule other than unregistered copyrights and trademarks, service marks and trade names; (ii) all Company Intellectual Property Rights are either owned by the Company or its Subsidiaries free and clear of all Liens or are used pursuant to a license agreement or are otherwise being validly used; (iii) each such license agreement is valid and enforceable and in full force and effect; (iv) neither the Company nor any of its Subsidiaries is in default under any such license agreement in any material respect and, to the knowledge of the Company, no corresponding licensor is in default thereunder in any material respect; (v) no Company Intellectual Property Right that is owned by the Company or any Subsidiary infringes or otherwise conflicts with any material right of any Person; (vi) there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company Intellectual Property Right that is owned by the Company or any Subsidiary;
(vii) there is no outstanding order of a governmental or regulatory authority relating to any Company Intellectual Property Right; (viii) to the knowledge of Company, there is currently no infringement by any person of any Company Intellectual Property Right; and (ix) the Company Intellectual Property Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries in all material respects as such business is currently conducted.

            (b) The Company and its Subsidiaries have taken reasonable steps in their reasonable business discretion to protect, maintain and safeguard the Company Intellectual Property Rights, including any Company Intellectual Property Rights for which improper or unauthorized disclosure would impair its value or validity, and have executed and required nondisclosure agreements and made any required filings and registrations in connection with the foregoing.

            (c) The Conduct of the business of the Company and its Subsidiaries as now conducted does not, infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any Company Intellectual Property Rights.

            (d) Neither the Company nor any of its Subsidiaries has licensed (or otherwise entered into any agreement permitting) any Person to use or market any of the Company Intellectual Property Rights.

            (e) The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties made by the Company with respect to the Company Intellectual Property Rights and intellectual property matters.

         3.17. Tax Matters.

            (a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes due and payable by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the three year period preceding the date of this Agreement by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens or security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. Section 3.17 of the Company Disclosure Schedule lists all jurisdictions in which federal, state, local, and foreign income Tax Returns are filed with respect to any of the Company and its Subsidiaries and indicates those income Tax Returns that have been audited or that are currently the subject of audit.

            (d) No power of attorney currently in force has been granted by the Company or any of its Subsidiaries with respect to any Tax matter.

            (e) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f) None of the Company or any of its Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method or has an application pending with the Internal Revenue Service or any other tax authority requesting permission for any change in accounting method. None of the Company or any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. No acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under Code Section 83 will occur in connection with the transactions contemplated under this Agreement. None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company or any of its Subsidiaries is subject to any accumulated earnings tax under Code Section 531 or personal holding company tax under Code Section 541. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company or any of its Subsidiaries is currently a party to any Tax allocation or Tax sharing agreement or has an obligation to make a payment under such an agreement. None of the Company or any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) Section 3.17 of the Company Disclosure Schedule sets forth the following information with respect to each of the Company and its Subsidiaries:
(i) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any deferred intercompany transaction under regulations promulgated under Code Section 1502; (ii) any partnership, trust or other entity (other than the Company and its Subsidiaries) in which the Company and its Subsidiaries are owners whether or not such entity is disregarded for tax purposes; and (iii) all closing agreements and Tax rulings requested or received from any taxing authority.

            (h) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of March 31, 2003, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) included in the Unaudited Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

            (i) None of the Company or any of its Subsidiaries (i) has participated in an international boycott as defined in Code Section 999; (ii) has been the distributing corporation or controlled corporation with respect to a transaction described in Code Section 355 within the two-year period ending on the date of this Agreement or as part of a plan or series of distributions in connection with this Agreement or transaction; (iii) except for those Subsidiaries that are organized outside the United States, has a permanent establishment or office or fixed place of business outside the United States;
(iv) has a material item of income or gain reported for financial accounting purposes in a pre-Closing period or otherwise attributable to pre-Closing period which is required to be included in taxable income for a post-Closing period; or
(v) has an overall foreign loss described in Code Section 904(f).

            (j) None of the assets of the Company or any of its Subsidiaries is
(i) Tax-exempt use property under Code Section 168(h); (ii) tax-exempt bond financed property under Code Section 168(g); (iii) limited use property under Revenue Procedure 76-30; or (iv) treated as owned by any other person under Code
Section 168. None of the Company or any of it Subsidiaries is a party (other than as an investor) to any industrial development bond.

            (k) None of the Company or any of its Subsidiaries which are organized outside the United States (i) have material loss carryovers; (ii) own any investments in U.S. property as described in Code Section 956; or (iii) own any United States real property interests as described in Code Section 897.

            (l) None of the Company or any of its Subsidiaries which are organized outside the United States has made an election under U.S. law with respect to its status or classification for U.S. tax purposes.

            (m) None of the Company or any of its Subsidiaries which are organized outside the United States is engaged in the conduct of a trade or business in the United States or have a branch, office or fixed place of business or permanent establishment in the United States.

            (n) The representations and warranties in this Section 3.17 are the sole and exclusive representations and warranties made by the Company with respect to Tax matters.

         3.18. Employee Benefit Plans; ERISA. There are no Company Plans except as set forth on Section 3.18 of the Company Disclosure Schedule. With respect to each Company Plan, to the extent applicable:

            (a) each of the Company Plans is, and its administration is and has been in material compliance with, and neither the Company nor any of its Subsidiaries has received any claim or notice that any such Company Plan is not in material compliance with, its terms and all applicable laws, regulations, rulings and other authority issued thereunder and all other applicable governmental laws, regulations and orders, and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants and beneficiaries (and other individuals entitled to such documents) of each such Plan;

            (b) neither the Company nor any ERISA Affiliate sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under or with respect to (i) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan subject to Part 3 of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA, or Section 4043(c) of ERISA;

            (c) all contributions, premiums and other payments required by law or any Plan or applicable collective bargaining agreement to have been made under any such Plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Company or any of its Affiliates to, under or on account of each Company Plan shall have been paid prior to Closing or accrued in accordance with GAAP applied on a basis consistent with that of preceding accounting periods;

            (d) each of the Company Plans which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would reasonably be expected to adversely affect the tax-qualified status of any such Company Plan;

            (e) there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the Company's knowledge, threatened, alleging any breach of the terms of any such Company Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Company Plan;

            (f) neither the Company nor any of its Subsidiaries is in default in performing any of its contractual or legal obligations under or with respect to any of the Company Plans or any related trust agreement or insurance contract;

            (g) neither the Company nor any of its Subsidiaries nor has any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such Company Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA;

            (h) (i) no Company Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant's termination of employment, except to the extent required by law;
(ii) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any material liability; (iii) no such Company Plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA; and (iv) all Company Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Company Plan could not result in any uninsured liability to the Company (or the Surviving Corporation following the Merger), any of its Subsidiaries or Inveresk or any of its subsidiaries or Affiliates (including Acquisition);

            (i) with respect to each such Company Plan, true, correct, and complete copies of the applicable following documents have been delivered or made available to Inveresk: (i) all current Company Plan documents and related trust documents, and any amendment thereto; (ii) Forms 5500, to the extent applicable, financial statements and actuarial reports for the last three Plan years; (iii) the most recently issued Internal Revenue Service determination letter; and (iv) summary plan descriptions and all summaries of material modifications thereto;

            (j) Without limiting any other provision of this Section 3.18, no event has occurred and no condition exists, with respect to any Plan, that has subjected or could subject Inveresk, Acquisition, the Company or any of its Subsidiaries, or any of their respective Affiliates or any Company Plan or any successor thereto, to any tax, fine, penalty or other liability (other than, in the case of the Company, any Subsidiary and the Company Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Company Plan with respect to employees of the Company and its Subsidiaries). No Plan other than a Company Plan is or will be directly or indirectly binding on Inveresk or any of its Affiliates by virtue of the transactions contemplated hereby. Inveresk, and its Affiliates, including on and after the Closing, the Company and its Subsidiaries, shall have no liability for, under, with respect to or otherwise in connection with any Plan other than a Company Plan, which liability arises under ERISA or the Code, by virtue of the Company or any of its Subsidiaries being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing. No Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any of its Subsidiaries (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, is a party to any Plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of the Company or any of its Subsidiaries. Each Company Plan may be amended and terminated in accordance with its terms, and, each such Plan provides for the unrestricted right of the Company or a Subsidiary (as applicable) to amend or terminate such Plan. Neither the Company, any of its Subsidiaries, Inveresk or any of their respective Affiliates will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

            (k) The representations and warranties in this Section 3.18 and
Section 3.19 are the sole and exclusive representations and warranties made by the Company with respect to the Company Plans and ERISA matters.

      3.19. Employee Compensation.


            (a) Section 3.19 of the Company Disclosure Schedule contains a true, correct and complete list of (i) the titles and current annual salary rates of all present officers, employees and other individuals who perform services for the Company or any Subsidiary ("Employees") and (ii) the bonuses paid or payable with respect to 2002 or any portion of 2003 to all employees who received annual compensation in 2002 in excess of $100,000.

            (b) Except as set forth on Section 3.12(xv) and Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any employment Contract (other than standard offer letters issued by the Company in the ordinary course of business pursuant to which the applicable employee may be terminated at any time by the Company without any payment or other continuing obligation other than applicable notice periods in France and Spain) with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Employees.

      3.20. Employees and Labor Controversies.

            (a) (i) The Company and each of its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Company nor any Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (ii) the Company believes that its relations with each of its employees is satisfactory; (iii) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (iv) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or such Subsidiary, nor are there any activities or proceedings of any labor union to organize any such employees; (v) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; (vi) there is no strike, slowdown, work stoppage or lockout existing, or, to the knowledge of the Company, threatened, by or with respect to any employees of the Company or any Subsidiary; (vii) no charges are pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or any Subsidiary; (viii) there are no claims pending against the Company or any Subsidiary before any workers' compensation board; and (ix) neither the Company nor any Subsidiary has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or any Subsidiary and no such investigation is in progress.

            (b) Neither the Company nor any Subsidiary have any obligation to provide those Persons listed as consultants, contractors or individuals other than employees who have performed services for the Company or any Subsidiary on
Section 3.19 of the Company Disclosure Schedule with benefits under any Plan, nor does the Company or any Subsidiary have any obligation to provide such Persons with any life insurance or medical benefits except as required under applicable law, or any additional compensation, whether pursuant to a Plan or otherwise.

            (c) The Company and each Subsidiary have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company and each Subsidiary.

      3.21. Environmental Laws. Neither the Company nor any Subsidiary is in violation of, or is delinquent with respect to, any decree, order or arbitration award or law, statute or regulation of or agreement with, or any license or permit from, any governmental, regulatory or administrative authority to which it or its assets, properties, personnel or business are subject and which relates to the environment including, without limitation, Environmental Laws. Neither the Company nor any Subsidiary has knowledge of any circumstances or conditions existing that may prevent or interfere with such compliance in the future. The Company and each Subsidiary has obtained all material permits, licenses and other authorizations required under Environmental Laws and warrants that such permits, licenses and authorizations are current. There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, storage, transportation, generation, presence or disposal by the Company of any pollutant, contaminant, waste, asbestos, toxic substance, hazardous substance or petroleum product that could form the basis of any Environmental Claim against the Company or any Subsidiary. There exist no surveys, reports, assessments, audits, evaluations or other documents relating to the presence, migration or disposal of any pollutant, contaminant, waste, asbestos, toxic substance, hazardous substance or petroleum product, prepared for or at the request of the Company.

      The representations and warranties in this Section 3.21 are the sole and exclusive representations and warranties made by the Company with respect to environmental matters, Environmental Laws and Environmental Claims.

      3.22. Insurance. The Company previously has delivered to Inveresk a complete and accurate list of all liability, property, workers' compensation, directors' and officers' liability, "key man" life and other insurance policies in effect that are owned by the Company or any Subsidiary, or under which the Company or any Subsidiary is a named insured. Those policies and the coverage thereunder are in full force and effect.

      3.23. Bank Accounts, Letters of Credit and Powers of Attorney. Section
3.23 of the Company Disclosure Schedule contains a complete and accurate list of
(a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and each Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or any Subsidiary. The Company has heretofore delivered or made available to Inveresk true, correct and complete copies of each letter of credit and each power of attorney described on Section 3.23 of the Company Disclosure Schedule.

      3.24. Transactions with Affiliates. Except for transactions for compensation of employees, no officer, director, stockholder or Affiliate of the Company or, to the Company's knowledge, any individual in such officer's, director's or stockholder's immediate family is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary which involved the payment, or receipt, in the aggregate, of more than $50,000 or has any material interest in any material property used by the Company or any of its Subsidiaries.

      3.25. Vote Required The affirmative vote of the holders of a majority of the outstanding shares of Class A Preferred Stock and Common Stock, voting together as a single class, is the only vote of any class or series of Company Capital Stock or any debt instrument issued by the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

      3.26. Consent Solicitation; Merger Materials. The information contained in the stockholders disclosure materials to be delivered to the Company's stockholders in connection with the solicitation of proxies or consents for the adoption of this Agreement and the approval of the transactions contemplated hereby, and the form of proxy included therein, true and complete copies of which have been or will be furnished to Inveresk prior to their delivery to stockholders, at the date they are delivered to stockholders and at the date of the meeting of stockholders in connection therewith (or, if the action is taken by written consent, on the date the action first becomes effective) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      3.27. No Adverse Development. There is no fact, circumstance or development known to the Company which the Company has not disclosed to Inveresk in writing which has had or could have a Material Adverse Effect (other than those pertaining to the economy as a whole or the Company's industry generally and not specifically to the Company).

      3.28. Brokers. Except for the fees and expenses of William Blair & Company LLC (the "Brokerage Expenses") (which shall be paid at the Closing on behalf of the Stockholders and Optionholders pursuant to Section 2.3(h) and taken into account as a deduction in determining the Closing Residual Cash Consideration), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Inveresk and Acquisition without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against Inveresk, Acquisition, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

4. Representations and Warranties of Inveresk and Acquisition. Inveresk and Acquisition each represents and warrants, jointly and severally, to the Company as follows:

      4.1. Organization. Each of Inveresk and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

      4.2. Corporate Authority. Each of Inveresk and Acquisition has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Inveresk and Acquisition have been duly authorized and approved by all necessary corporate action and, except for the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of either Inveresk or Acquisition is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Inveresk and Acquisition and is the legal, valid and binding obligation of each of Inveresk and Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      4.3. No Conflicts; Governmental Requirements.

            (a) The execution, delivery and performance by each of Inveresk and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of either Inveresk or Acquisition; (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental authority or regulatory authority; or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, approval or notice under, any note, bond, indenture, license, lien, franchise, mortgage, contract, lease permit, guaranty or other agreement, instrument or obligation to which Inveresk or Acquisition is a party or by which any of their respective assets or properties may be bound, except for such violations, breaches or defaults which will not materially impair Inveresk's or Acquisition's ability to consummate the transactions contemplated by this Agreement.

            (b) Except for (i) the filing of the Certificate of Merger pursuant to the DGCL and (ii) any other consents, approvals, authorizations, permissions, notices or filings which if not obtained or made would not (individually or in the aggregate) materially impair Inveresk's ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement by each of Inveresk and Acquisition does not and the performance by each of them of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person.

      4.4. Litigation.

            (a) Neither Inveresk nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or to the knowledge of Inveresk and Acquisition threatened, which could materially impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

            (b) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which Inveresk or Acquisition is subject which could materially impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

      4.5. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Inveresk directly with the Company without the intervention of any Person on behalf of Inveresk in such manner as to give rise to any valid claim by any Person against Inveresk, Acquisition, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

5. Covenants and Additional Agreements.

      5.1. Access to Books and Records. From and after the Closing, Inveresk shall, and shall cause the Company to, provide the Stockholders' Representative (on behalf of the Stockholders and the Optionholders) and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date. Unless otherwise consented to in writing by the Stockholders' Representative, neither Inveresk nor the Company shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Stockholders' Representative (on behalf of the Stockholders and the Optionholders) such books and records or any portion thereof which Inveresk or the Company may intend to destroy, alter or dispose of.

      5.2. Certain Accruals. Following the Closing, Inveresk agrees that it shall, or shall cause the Surviving Corporation to, pay to or on behalf of the employees of the Company and its Subsidiaries prior to December 31, 2003 any amounts which were accrued as of the Closing and reflected in the calculation of Closing Liquid Net Worth and which relate to employee bonuses, 401(k) matching contributions, and similar items. A trues, correct and complete list of all such amounts is set forth on Schedule 5.2 of this Agreement.

6. Survival; Indemnification; Tax Matters.

      6.1. Survival. All the representations and warranties of the Company contained in Section 3 of this Agreement shall survive the Closing and shall remain operative and in full force and effect until April 30, 2005 (such period being referred to as the "Escrow Indemnity Period"), regardless of any investigation or statement as to the results thereof made by or on behalf of any Person before or after the Closing. No claim for indemnification may be asserted after the expiration of the Escrow Indemnity Period. Notwithstanding anything herein to the contrary, any representation or warranty which is the subject of a claim which is asserted in writing prior to the expiration of the Escrow Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

      6.2. Indemnification of Inveresk and Related Parties.

            (a) Subject to the limitations set forth herein, Inveresk, its employees, agents, directors, officers, subsidiaries and its affiliates and the employees, agents, directors, officers and subsidiaries of its Affiliates (including the Surviving Corporation following the Effective Time) (the "Indemnified Parties") shall be indemnified and held harmless from and against any and all damages (excluding consequential, punitive, special and incidental damages, other than any consequential, punitive, special or incidental damages owing to unrelated third parties by an Indemnified Party), claims, losses (including loss of value), expenses, costs, obligations and liabilities, including, without limitation, liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Losses"), asserted against, or paid, suffered or incurred by any Indemnified Party which directly or indirectly, arise out of, result from, are based upon or relate to:
(i) the inaccuracy, as of the date of this Agreement or the Effective Time, of any representation or warranty made by the Company in this Agreement (other than Section 3.17 which shall be dealt with exclusively in Section 6.8 below) or any failure by the Company to perform or fulfill any of its covenants or agreements required to be performed prior to the Closing under this Agreement; provided, however, that if any such representation or warranty (other than those representations and warranties contained in Section 3.7(b), Section 3.9(a) and the first sentence of Section 3.12(b)) is qualified in any respect by materiality or Material Adverse Effect, for purposes of this paragraph such materiality or Material Adverse Effect qualification will in all respects be ignored; (ii) the items set forth on Schedule 6.2(a)(ii) to this Agreement; and
(iii) without duplication of any amounts paid to Inveresk pursuant to Section 2.2(d)(i), the amount by which the Closing Liquid Net Worth Adjustment to be delivered to Inveresk, if any, is greater than the Adjustment Amount.

            (b) Subject to the other limitations herein, after the Closing, the Indemnified Parties' rights to indemnification under this Section 6.2 shall be subject to the following limitations: (i) in no event shall the aggregate amount to be paid to the Indemnified Parties under Section 6.2 and Section 6.8 exceed the amount held from time to time in the Escrow Fund and (ii) the Indemnified Parties shall be entitled to recover any Loss otherwise recoverable pursuant to
Section 6.2(a)(i) and Section 6.2(a)(ii) only if the aggregate of Losses otherwise recoverable pursuant to such Section exceeds $100,000 in the aggregate and then only for Losses in excess of such amount; provided that where the aggregate amount of Losses arising out of a claim or series of related claims of a breach of a representation or warranty does not exceed $5,000, such claim or series of related claims shall not count as Losses for purposes of the indemnification provisions hereunder. For purposes of clarification, the limitations set forth in subclause (ii) of this Section 6.2(b) shall not apply to any claim for indemnification made pursuant to Section 6.2(a)(iii) or Section 6.8(b).

            (c) Subject to the other limitations herein, the funds on deposit with the Escrow Agent from time to time pursuant to the Escrow Agreement shall be the sole source for payment of any indemnification obligation contained in this Section 6.2, Section 6.8 and, if applicable, any payment obligation arising under Section 2.2(d)(i); none of the Stockholders or Optionholders shall have any personal liability with respect thereto; and none of the Indemnified Parties shall have any recourse against any of the Stockholders or Optionholders with respect thereto. Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims arising from common law fraud. The foregoing sentence is merely a recognition of the law of State of Delaware and shall not be deemed to expand in any way the rights the parties have under Delaware law.

            (d) The Indemnified Parties shall take all reasonable steps required by applicable law to mitigate all indemnifiable liabilities and damages, upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. The foregoing sentence is merely a recognition of the law of State of Delaware and shall not be deemed to expand in any way the rights the parties have under Delaware law.

            (e) If an indemnification obligation under this Section 6.2 arises in respect of any indemnifiable event (i) for which an Indemnified Party receives indemnification hereunder and (ii) which results in any Tax benefit to such Indemnified Party for any taxable period (or portion thereof) beginning and ending after the Closing Date which would not, but for such indemnifiable event, be available, such Indemnified Party shall pay, or shall cause to be paid, to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) an amount equal to the actual Tax saving produced by such Tax benefit. Tax benefits shall be taken into account as and when actually received. The amount of any such Tax benefits for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Indemnified Party with respect to such Tax period as compared to the Taxes that would have been payable to a Tax authority by such Indemnified Party with respect to such Tax period in the absence of such Tax benefit. If any adjustments are made to any Tax Return relating to an Indemnified Party for any taxable period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding and if such adjustment results in any change in the amount of any Tax benefit to an Indemnified Party, appropriate payments, notwithstanding Section
6.1 but consistent with this Section and subject to Section 6.7, will be made to the Indemnified Parties or Stockholder's Representative (on behalf of the Stockholders and Optionholders) to properly reflect such adjustment amount.

            (f) Any payment made to a Indemnified Party pursuant to Section 6.2(a) in respect of any indemnifiable event shall be net of any insurance proceeds realized by and paid to such Indemnified Party in respect of such claim. Such Indemnified Party shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to Section 6.2(a); provided that such Indemnified Party shall not be obligated to make such an insurance claim if the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Indemnified Party, as the case may be, would exceed the value of the claim for which such Indemnified Party is seeking indemnification.

      6.3. Indemnification of Selling Parties.

            (a) The Stockholders and Optionholders and each of their employees, agents, directors, officers, subsidiaries and its affiliates and the employees, agents, directors, officers and subsidiaries of their Affiliates (the "Selling Indemnified Parties") shall be indemnified by Inveresk and held harmless from and against any and all Losses asserted against, or paid, suffered or incurred by any Selling Indemnified Party which arise out of, result from, are based upon or relate to: (i) the inaccuracy, as of the date of this Agreement or the Effective Time, of any representation or warranty made by Inveresk or Acquisition in this Agreement or any failure by Inveresk or Acquisition to perform or fulfill any of its covenants or agreements required to be performed prior to the Closing under this Agreement; provided, however, that if any such representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for purposes of this paragraph such materiality or Material Adverse Effect qualification will in all respects be ignored and (ii) without duplication of any amounts paid to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 2.2(d)(ii)(y), the amount by which the Closing Liquid Net Worth Adjustment to be delivered to the Stockholders' Representative (on behalf of the Stockholders and Optionholders), if any, is greater than the Adjustment Amount.

            (b) Subject to the other limitations herein, after the Closing, the Selling Indemnified Parties' rights to indemnification under this Section 6.3 shall be subject to the following limitations: (i) in no event shall the aggregate amount to be paid to the Selling Indemnified Parties under Section 6.3 exceed the amount held from time to time in the Escrow Fund and (ii) the Selling Indemnified Parties shall be entitled to recover any Loss otherwise recoverable pursuant to this Section 6.3(a)(i) only if the aggregate of Losses otherwise recoverable pursuant to such Section exceeds $100,000 in the aggregate and then only for Losses in excess of such amount; provided that where the aggregate amount of Losses arising out of a claim or series of related claims of a breach of a representation or warranty does not exceed $5,000, such claim or series of related claims shall not count as Losses for purposes of the indemnification provisions hereunder. For purposes of clarification, the limitations set forth in subclause (ii) of this Section 6.3(b) shall not apply to any claim for indemnification made pursuant to Section 6.3(a)(ii). Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims arising from common law fraud. The foregoing sentence is merely a recognition of the law of State of Delaware and shall not be deemed to expand in any way the rights the parties have under Delaware law.

            (c) The Selling Indemnified Parties shall take all reasonable steps required by applicable law to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. The foregoing sentence is merely a recognition of the law of State of Delaware and shall not be deemed to expand in any way the rights the parties have under Delaware law.

      6.4. Notice of Claims. If any of the Indemnified Parties believes that it has suffered or incurred any Loss, it shall notify the Escrow Agent and the Stockholders' Representative promptly in writing (at the addresses set forth herein), and in any event within the applicable time period specified in Section 6.1, describing such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any legal action is instituted by a third party with respect to which any of the Indemnified Parties intend to claim indemnity under this Section, such Indemnified Party shall promptly give written notice thereof (a "Claim Notice") to notify the Escrow Agent and the Stockholders' Representative of such legal action. In any event, a failure or delay in notifying the Escrow Agent and the Stockholders' Representative shall not affect the Indemnified Party's right to indemnity, except only to the extent such failure or delay materially and adversely prejudices the ability to defend against any legal action.

      6.5. Defense of Third Party Claims.

            (a) Because the right to indemnity is limited as provided herein, the Indemnified Parties shall have the right to conduct and control, through counsel of their own choosing, reasonably acceptable to the Stockholders' Representative, any third party legal action or other claim, but the Stockholders' Representative may, at its election participate in the defense thereof at its sole cost and expense; provided, however, that if the Indemnified Parties shall fail to defend any such legal action or other claim, then the Stockholders' Representative may defend, through counsel of its own choosing, such legal action or other claim, and so long as it gives Inveresk at least 15 days' notice of the terms of the proposed settlement thereof and permits Inveresk to then undertake the defense thereof, except as set forth below, settle such legal action or other claim and recover out of the Indemnity Amount the amount of such settlement or of any judgment and the costs and expenses of such defense. Neither Inveresk nor the Stockholders' Representative shall compromise or settle any such legal action or other claim without the prior written consent of the other, which consent shall not be unreasonably withheld, except that under no circumstances shall Inveresk be required to consent to the entry of an order for injunctive or other non-monetary relief. Notwithstanding the foregoing, the Stockholders' Representative may, at its option, continue to conduct and control the litigation disclosed on Schedule 6.2(a)(ii) of this Agreement; provided, that Inveresk may, at its election participate in the defense thereof at its sole cost and expense; and, provided further that if the Stockholders' Representative shall fail to defend any such legal action or other claim, then Inveresk may defend, through counsel of its own choosing, such legal action or other claim, and so long as it gives the Stockholders' Representative at least 15 days' notice of the terms of the proposed settlement thereof and permits the Stockholders' Representative to then undertake the defense thereof, except as set forth above, settle such legal action or other claim and recover out of the Indemnity Amount the amount of such settlement or of any judgment and the costs and expenses of such defense.

            (b) All costs and expenses reasonably incurred in defending any third party legal action or other claim that is the subject of a right to indemnity under Section 6.2, including the amount of any settlement or of any judgment, shall be paid out of the Indemnity Amount.

      6.6. Dispute Resolution: Negotiation and Arbitration.

            (a) The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between the Parties. Any Party shall give any other Party written notice of any dispute not resolved in the ordinary course of business. Within seven calendar days after delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party's position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name of the Person who will represent that Party and any other Person who will accompany that Person.

            (b) Within 14 calendar days after delivery of the notice, the designated individuals shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 6.6 (and any of the Parties' submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.

            (c) If the matter in dispute has not been resolved within 30 calendar days after delivery of the notice, either Party (the "claimant") may submit the dispute to binding arbitration to any New York office of the American Arbitration Association ("AAA") in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA then in effect.

            (d) The Commercial Arbitration Rules of the AAA then in effect shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and prehearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator's decision shall be rendered within 30 calendar days of the conclusion of any hearing hereunder and the arbitrator's judgment and award may be entered and enforced in any court of competent jurisdiction.

            (e) Resolution of disputes under the procedures of this Section 6.6 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement other than for common law fraud; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 6.6.

      6.7. Exclusivity of Remedy. The indemnification provided in this Section 6 shall be the sole and exclusive remedy available following the Closing to the Indemnified Parties and Selling Indemnified Parties for any claim arising under this Agreement or otherwise relating to the Merger, absent common law fraud. The foregoing qualification is merely a recognition of the law of State of Delaware and shall not be deemed to expand in any way the rights the parties have under Delaware law.

      6.8. Post Closing Tax Matters.

            (a) Inveresk shall prepare and timely file all Tax Returns of the Company and its Subsidiaries for the Straddle Period and all pre-Closing periods which Tax Returns have not been filed as of the Closing Date. Inveresk shall pay and discharge all Taxes shown to be due on such Tax Returns. For purposes of this Agreement, the amount of Taxes of the Company and its Subsidiaries attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the "Straddle Period") shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any extraordinary actions taken by Inveresk after the Closing on the Closing Date); provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. All Tax Returns for the Straddle Period and all pre-Closing periods which Tax Returns have not been filed as of the Closing Date shall be prepared in a manner consistent with prior practice, except as required by changes in applicable law. Inveresk shall deliver each such Tax Return it prepares or causes to be prepared pursuant to this Section 6.8 to the Stockholder's Representative at least 15 days prior to filing, and shall permit the Stockholder's Representative to review and comment on each such Tax Return prior to its filing by Inveresk, and Inveresk shall make such revisions to such Tax Returns as are reasonably requested by Stockholder's Representative.

            (b) Subject to the limitations set forth in Sections 6.1 and 6.2(b)(i), the Indemnified Parties shall be indemnified and held harmless from and against any and all Losses asserted against, or paid, suffered or incurred by any Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to (i) the inaccuracy, as of the date of this Agreement or the Effective Time of any representation or warranty made in
Section 3.17 or any failure by the Company or the Stockholders' Representative to perform or fulfill any of their respective covenants or agreements in this
Section 6.8; provided, however, that for purposes of this paragraph all materiality and Material Adverse Effect qualifiers contained in Section 3.17 will in all respects be ignored; (ii) all Taxes imposed on the Company and any of its Subsidiaries or asserted against the properties, income or operations of the Company or any of its Subsidiaries for any taxable period of the Company or any of its Subsidiaries or portion thereof ending on or prior to the Closing Date including the pre-Closing portion of any Straddle Period (except to the extent otherwise paid by the Company before Closing or taken into account in calculating the Closing Liquid Net Worth); and (iii) Taxes of another Person claimed from the Company or any of its Subsidiaries as a result of any of the Company or any of its Subsidiaries being included prior to the Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) or, as a transferee or successor, by contract or otherwise.

            (c) Inveresk shall notify the Stockholders' Representative in writing within 30 calendar days of receipt of written notice by it or the Company or any Subsidiary of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under this
Section 6.8 relating to Taxes. If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not affect the Indemnified Party's right to indemnification except to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party's ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder. If a Tax Contest relates to any pre-Closing period (or to any Taxes) for which the Stockholders and Optionholders are liable hereunder, the Stockholders' Representative shall at its own expense control the defense and settlement of such Tax Contest. If the Stockholders' Representative does not assume the defense of any such proceeding, the Indemnified Party may defend the matter in a manner it considers appropriate including settling such contest. If such Tax Contest relates to any Taxes for which Inveresk is liable in full hereunder, Inveresk shall at its own expense control the defense and settlement of such Tax Contest. Notwithstanding the foregoing, the

Stockholders' Representative shall not agree (unless required by law) to any settlement concerning Taxes for a pre-Closing period which may adversely impact Inveresk, the Surviving Corporation (following the Effective Time) or any of its Subsidiaries for a post-Closing period or the Tax attributes of the Company or any of its Subsidiaries without the prior written consent of Inveresk, which consent shall not be unreasonably withheld. Inveresk shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings) at its own expense, including through its own counsel and other professional experts. Inveresk and the Stockholders and Optionholders (through the Stockholders' Representative) shall jointly represent and control the Company and its Subsidiaries in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid proportionately by Inveresk and the Stockholders' Representative on behalf of the Stockholders and Optionholders of the Company.

            (d) The Stockholders' Representative, the Company and its Subsidiaries, and Inveresk agree to furnish or cause to be furnished to the other parties, upon request and as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company's and its Subsidiaries' Tax liability. The requesting party shall bear all reasonable out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. The Stockholders' Representative shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in its possession relating to Tax matters with respect to the Company and its Subsidiaries for periods or portions thereof before the Closing Date until 60 days after the expiration of the applicable statute of limitations with respect to such Tax matters.

            (e) Any refunds of Tax or credits against Tax or similar benefit (including any interest or similar benefit) received or actually utilized by Inveresk or the Company and its Subsidiaries before the end of the Escrow Indemnity Period (a "Tax Benefit") with respect to any pre-Closing Period or the portion of any Straddle Period that ends on and includes the Closing Date, shall be for the account of the Stockholders, and Inveresk shall, or shall cause the Surviving Corporation to, pay to the Stockholder's Representative (for the benefit of the Stockholders) within five business days after Inveresk, the Company or any of its Subsidiaries receives or becomes entitled to any such Tax Benefit. The foregoing shall not apply to the extent the Tax has been paid by Inveresk, the Company or any of its Subsidiaries after Closing and such Tax has not otherwise been indemnified by the Stockholders.

            (f) Unless required by law, Inveresk shall not, and shall not cause the Company and each of its Subsidiaries to, amend any Tax Return or make or revoke any Tax election with respect to a pre-Closing period without the consent of the Stockholders' Representative, which consent shall not be unreasonably withheld.

            (g) For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Inveresk shall cause the Company and each of its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted.

            (h) Notwithstanding anything to the contrary in this Agreement, absent common law fraud, the Company and Inveresk hereby acknowledge and agree that the sole and exclusive remedy with respect to any and all claims relating to Taxes shall be pursuant to the provisions set forth in this Section 6.8 including any claim resulting from a breach or inaccuracy of representations and warranties of the Company relating to Taxes, and to the extent there is any conflict between provisions of Section 6.8 and provisions of other Sections of the Agreement with respect to issues or claims relating to Taxes, the provisions of this Section 6.8 shall control.

            (i) The Surviving Corporation shall be responsible for the filing of Tax Returns and the payment of all Taxes (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes in connection with this Agreement and any transaction or document contemplated hereby.

            (j) To the extent permitted by applicable law, the Parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as adjustments to the Transaction Price.

7. Fees and Expenses.

      7.1. Expenses. Each party to this Agreement shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (collectively, the "Transaction Expenses"). In addition, the unpaid fees and expenses of all brokers, investment bankers, financial advisors, attorneys and accountants engaged in connection with the preparation and negotiation of this Agreement or the transactions contemplated hereby and whose compensation is payable by or on behalf of the Company or by Stockholders and Optionholders shall be reflected on invoices (the "Invoices") submitted to Inveresk on or prior to the Closing Date, which Invoices shall include confirmation that no further compensation beyond the amount reflected in the Invoice is or will be payable by or on behalf of the Stockholders and Optionholders, by the Company, or by the Surviving Corporation, as successor to the Company. Pursuant to Section 2.3, the Transaction Expenses reflected on the Invoices for which the Company or the Stockholders and the Optionholders are liable pursuant to this Section 7.1 shall be paid at the Closing and taken into account as a deduction in determining the Closing Residual Cash Consideration or, if applicable, the Closing Liquid Net Worth.

      7.2. Stockholders of the Company. In no event shall Inveresk, Acquisition or, following the Effective Time, the Surviving Corporation be liable (before or after the Closing) for any fees and expenses of the Stockholders and Optionholders relating to the transactions contemplated by this Agreement, including, without limitation, legal, accounting and financial advisory fees.

8. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

      "Affiliate" of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

      "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law).

      "Backlog" shall mean the aggregate future net service revenue, not yet recognized by the Company for financial accounting purposes, that the Company will be entitled to receive under fully executed, definitive Contracts with customers provided only that the Company fully performs its obligations under those Contracts.

      "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not written or legally binding and whether or not subject to ERISA) providing material benefits to any current or former employee, officer, consultant or director of the Company or any Subsidiary.

      "Cash" means, as of a given time, the book value of all cash and cash equivalents held by the Company or any of its Subsidiaries at such time.

      "Closing Liquid Net Worth" shall mean the amount, computed as of the Closing Date and in a manner consistent with the methods used in the preparation of the financial statements of the Company and its Subsidiaries at or for the period ended December 31, 2002 and as specified in Exhibit B, equal to (a) the Company's and its Subsidiaries' current assets (net of reserves) (including Cash for all purposes), minus, (b) without duplication or limitation, all of liabilities of the Company and its Subsidiaries (i) which are required to be accrued under the methods used in the preparation of the Financial Statements or
(ii) which are within any of the following categories whether or not required to be accrued by GAAP or under the methods used in the preparation of the Financial
Statements: (u) the Bonus Amounts set forth on Schedule 2.3(i) hereto; (v) Funded Indebtedness; (w) Brokerage Expenses and Transaction Expenses; (x) the full amount of all amounts due or to become due on the part of the Company or any Subsidiary of the Company in connection with or by reason of the transactions contemplated by this Agreement, including without limitation or duplication all obligations in respect of bonuses, severance or additional compensation payable to officers, directors, employees and consultants; (y) the full amount of vacation pay earned by employees or others but not taken on or prior to the Closing Date and (z) the pro rata portion of any liability of the kind that is incurred ratably during the course of an annual period but expensed by the Company for financial reporting purposes only at the end of such period, including without limitation audit fees and employee bonuses.

      "Closing Liquid Net Worth Adjustment" shall mean the amount by which the Company's Closing Liquid Net Worth is greater than or less than the Target Closing Liquid Net Worth. If the Closing Liquid Net Worth is greater than the Target Closing Liquid Net Worth, the difference shall be added to the Transaction Price and if the Closing Liquid Net Worth is less than the Target Closing Liquid Net Worth, the difference shall be subtracted from the Transaction Price, in each case, in accordance with Section 2.2 of this Agreement.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Collateral Document" shall mean any agreement, instrument, certificate, memorandum, schedule or other document delivered by a Person or any of its respective directors, officers, employees or trustee pursuant to this Agreement or in connection with the Merger.

      "commercially reasonable efforts" means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable, provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

      "Company Plan" shall mean a Plan which the Company, any Subsidiary, or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company or any Subsidiary existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date.

      "Environmental Claim" shall mean any claim, action, investigation or notice by any Person alleging potential liability arising out of, based on, or resulting from (a) the presence or release into the environment, including, without limitation, the indoor environment, of any pollutant, contaminant, waste, toxic substance, hazardous substance or petroleum at any location, whether or not owned by the Company or any Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits and leases relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances.

      "ERISA Affiliate" shall mean an entity required to be aggregated with any of the Company or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

      "Escrow Agent" shall mean a bank or trust company designated by Inveresk.

      "Escrow Agreement" shall mean an agreement substantially in the form of Exhibit E, executed and delivered at the Closing,

      "Escrow Fund" shall mean the fund created by the Escrow Agent to hold the Indemnity Amount, which amount may be reduced during the Escrow Indemnity Period pursuant to the terms of the Escrow Agreement.

      "Escrow Period" shall mean the period beginning on the Closing Date and ending on the first date on which all remaining funds held in the escrow created pursuant to the Escrow Agreement are permitted to be released under the terms of the Escrow Agreement.

      "Escrow Release Amount" shall mean any funds released to the Stockholders' Representative (on behalf of the Stockholders and Optionholders) pursuant to the terms of the Escrow Agreement prior to the expiration of the Escrow Period.

      "Funded Indebtedness" means, as of any particular time: (i) all obligations of the Company and its Subsidiaries for borrowed money or in respect of loans or advances, (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations of the Company and its Subsidiaries secured by a Lien, (iv) all Guarantees of the Company and its Subsidiaries in connection with any of the foregoing, (v) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (vi) all capital lease obligations, but excluding in each case all intercompany indebtedness among the Company and its Subsidiaries.

      "GAAP" shall mean generally accepted accounting principles in the United States.

      "Guarantee" means any agreement, undertaking or arrangement by which the Company or any of its Subsidiaries guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection).

      "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials.

      "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the business of the Company or any of its Subsidiaries.

      "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary hold any Leased Real Property.

      "Liabilities" shall mean, with respect to any Person at any specified time, without duplication, the principal of and premium (if any) in respect of
(i) all indebtedness of such Person and each subsidiary of such Person for borrowed money, (ii) all other indebtedness in respect of which such Person or any subsidiary of such Person is or may be responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; (iii) all obligations of such Person incurred or to be incurred in connection with the transactions contemplated by this Agreement, whether or not required by GAAP to be recorded at that time as liabilities, including, without limitation, all amounts that are payable at that time or are to become payable in the future to financial advisors, lawyers, accountants and other professionals; and (iv) all obligations of that Person of a type that would be required by GAAP to appear on a balance sheet of that Person prepared as at that date.

      "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind, except for (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; (b) statutory liens of landlords, lien of carriers, warehousemen's, mechanics and materialmen's and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs in each case in the ordinary course of business consistent with past practice; (d) purchase money security interest incurred in the ordinary course of business, consistent with past practice; (e) easements, rights-of-way, restrictions and other similar charges or encumbrances; and (f) zoning, building codes and other land use laws regulating the use or occupancy of the Leased Real Property and other similar matters of record which do not materially interfere with the ordinary conduct of the Company's or any of its Subsidiaries' operations and do not or would not materially detract from the value of the property to which such encumbrance relates.

      "Material Adverse Effect" shall mean any circumstance, change in or effect on the Company or any of its Subsidiaries that, individually or in the aggregate with any other circumstances, changes in or effects on, the Company or any of its Subsidiaries, is, or would reasonably be expected to be materially adverse to the assets, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (a) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates or (b) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby.

      "Options" means all options, warrants and other rights to acquire shares of Company Capital Stock.

      "Party" shall mean Inveresk, Acquisition, the Company and its Subsidiaries and the Stockholders' Representative (on behalf of the Stockholders and Optionholders).

      "Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of shares of Company Common Stock and of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock or Class A Preferred Stock held by the Company as treasury stock), plus (ii) the number of shares of Company Common Stock issuable upon exercise of all Options that are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated by this Agreement) immediately prior to the Effective Time.

      "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, other business organization, trust, association or entity or government agency or authority.

      "Plan" shall mean any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      "Prime Rate" means the interest rate per annum listed from time to time as the "Prime Rate" in the Wall Street Journal in its "Money Rates" section.

      "Remaining Escrow Balance" shall mean the amount of funds available pursuant to the Escrow Agreement to be released after payment of all sums due Inveresk, the Stockholders' Representatives and the Escrow Agent, at the end of the Escrow Period.

      "Subsidiary" shall mean any corporation, partnership, joint venture, limited liability company or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

      "Target Liquid Net Worth" shall mean $1,878,843.

      "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority whether disputed or not, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

      "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

9. Miscellaneous.

      9.1. Press Releases. Except as required by law, none of Inveresk, Acquisition, the Company or the Stockholders' Representative shall issue any press release or otherwise make public any information with respect to the subject matter of this Agreement nor the transactions contemplated hereby, without the prior written consent of each of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

      9.2. Integration. This Agreement and the agreements expressly referred to or contemplated herein set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements, and the Exhibits hereto, there are no representations or warranties, express or implied, made by any party to this Agreement (or any of their Affiliates) with respect to the subject matter of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

      9.3. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that (i) Inveresk or Acquisition may assign its rights under this Agreement to any directly or indirectly wholly owned subsidiary of Inveresk upon written notice to the Company and (ii) Inveresk may assign its rights under this Agreement to its lenders as collateral for a loan at any time. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

      9.4. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof only by a written instrument duly executed by such party.

      9.5. Acknowledgment by Inveresk. Each of Inveresk and Acquisition acknowledges that the representations and warranties of the Company expressly and specifically set forth in Section 3, as qualified by the Company Disclosure Schedule attached hereto constitute the sole and exclusive representations and warranties of the Company to Inveresk and Acquisition in connection with the transactions contemplated hereby, and Inveresk and Acquisition understand, acknowledge and agree that all other representations and warranties of any kind or nature, expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company's or its Subsidiaries' assets), are specifically disclaimed by the Company, the Stockholders' Representative, and the Stockholders and the Optionholders. The Company, the Stockholders' Representative, the Stockholders and the Optionholders do not make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company's or its Subsidiaries' assets or any part thereto.

      9.6. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 9.6), by reputable overnight courier service or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

       If to Inveresk or Acquisition:

                Inveresk Research Group, Inc.
                1000 Weston Parkway
                Suite 100
                Cary, North Carolina 27513
                Facsimile No.:   (919) 462-2336
                Attention:       General Counsel

                with a copy to:

                Clifford Chance US LLP
                200 Park Avenue
                New York, New York 10166
                Facsimile No.:   (212) 878-8375
                Attention:       John A. Healy

       If to the Company:

                PharmaResearch Corporation
                1011 Ashes Drive
                Wilmington, North Carolina 28405
                Facsimile No.:    (910) 509-4701
                Attention:       Chief Executive Officer

                with a copy to:

                Kirkland & Ellis LLP
                200 East Randolph Drive
                Chicago, Illinois 60601
                Facsimile No.:   (312) 861-2200
                Attention:       Sanford E. Perl

       If to the Stockholders' Representatives:

                William Blair Capital Partners V, L.P.
                222 West Adams Street
                Chicago, IL 60606
                Facsimile No.:   (312) 236-5728
                Attention:       David G. Chandler

                with a copy to:

                Kirkland & Ellis LLP
                200 East Randolph Drive
                Chicago, Illinois 60601
                Facsimile No.:   (312) 861-2200
                Attention:        Sanford E. Perl
or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

      9.7. Amendment. This Agreement shall not be amended, modified, revised, supplemented or terminated orally and no waiver of compliance with any provision hereof and no consent provided for herein shall be effective other than by a written instrument executed by all of the parties hereto. This Agreement may be amended only upon the taking of requisite corporate action by all of the Parties hereto.

      9.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY DELAWARE CHOICE OF LAW PRINCIPLES.

      9.9. Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person. Notwithstanding the foregoing, the parties hereto acknowledge that
(a) for purposes of Section 6.2 and Section 6.8, all representations, warranties, covenants and agreements of the Company set forth in this Agreement are expressly intended for the benefit of Inveresk and its employees, agents, directors, officers, stockholders and affiliates and (b) that for purposes of
Section 6.3, all representations, warranties, covenants and agreements of Inveresk and Acquisition set forth in this Agreement are expressly intended for the benefit of the Stockholders' Representative (on behalf of the Stockholders and Optionholders) and their respective employees, agents, directors, officers, stockholders and affiliates.

      9.10. Performance. In the event that any Party hereto shall fail or refuse to consummate the transactions contemplated by this Agreement or any default under, or breach of, any representation, warranty or covenant of this Agreement on the part of such Party shall have occurred that results in the failure to consummate the transactions contemplated hereby, then in addition to the other remedies provided in this Agreement, the defaulting Party may seek to obtain an order of specific performance thereof against such defaulting Party from a court of competent jurisdiction. In addition, in such case, each Party hereto shall be entitled to obtain from such defaulting Party court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder. As a condition to Inveresk's or Acquisition's seeking specific performance hereunder, neither Inveresk nor Acquisition shall be required to have tendered the Merger Consideration, but shall be ready, willing and able to do so.

      9.11. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

      9.12. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Company Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

      9.13. Extensions. At any time prior to the Effective Time, either the Company, on the one hand, or Inveresk and Acquisition, on the other hand, may by appropriate action, extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of the other parties or party, respectively.

      9.14. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

      9.15. Exhibits; Company Disclosure Schedule. All Exhibits referred to herein and in the Company Disclosure Schedule are intended to be and hereby are specifically made a part of this Agreement. Each exception to a representation or warranty of the Company that is set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated or cross-referenced in the Company Disclosure Schedule relates only to such Section unless the applicability of such disclosure to another Section is reasonably apparent from the face of such disclosure.

      9.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Inveresk, and Acquisition may become a party hereto by executing a counterpart thereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

                               INVERESK RESEARCH GROUP, INC.

                               By:  /s/ Walter S. Nimmo
                                    --------------------------------------------
                                    Name:  Walter S. Nimmo
                                    Title: President and Chief Executive Officer

                               TANGO ACQUISITION CORPORATION

                               By:  /s/ Walter S. Nimmo
                                    --------------------------------------------
                                    Name:  Walter S. Nimmo
                                    Title: President

                               PHARMARESEARCH CORPORATION

                               By:  /s/ Phyllis M. Lee
                                    --------------------------------------------
                                    Name:  Phyllis M. Lee
                                    Title: Chief Executive Officer

                               WILLIAM BLAIR CAPITAL PARTNERS V, L.P.,
                               as Stockholders' Representative

                               By: William Blair Capital Partners, L.L.C.
                               Its: General Partner

                               By:  /s/ David G. Chandler
                                    --------------------------------------------
                                    Name:  David G. Chandler
                                    Title: Managing Director